EXHIBIT 99.3

ANVIA HOLDINGS CORPORATION. Unaudited Pro forma Financial Information (Unaudited)

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ANVIA HOLDINGS CORPORATION INC.

PRO FORMA CONDENSED COMBINED BALANCE SHEETS

AS OF SEPTEMBER 30, 2018

(Amount expressed in United States Dollars (“US$”))

	Historical	Historical	Pro Forma		Pro Forma
	AHC	Egnitus Inc	Adjustments		Combined
ASSETS
Current assets:
Cash and cash equivalents	$23,090	$2,547			$25,637
Accounts receivables	43,581	-			43,581
Other receivables, deposits and prepayments	100,022	19,275			119,297
Amount owing by related parties	84,204	-	(60,941	)(b)	23,263
Amount owing by directors	-	17,296			17,296
Total current assets	250,897	39,118			229,074

Non-current assets:
Property, plant and equipment, net	26,159	257,780			283,939

TOTAL ASSETS	$277,056	$296,898			$513,013

LIABILITIES AND STOCKHOLDERS’EQUITY
Current liabilities:
Other payables and accrued liabilities	61,627	275,439			337,066
Amounts owing to directors	-	48,381			48,381
Amount owing to related party	10,480	112,524	(60,941	)(b)	62,063
Embedded conversion option liability	397,072	-			397,072
Convertible notes payable net of debt discount	226,850	-			226,850
Income tax payable	-	4,834			4,834

Total current liabilities	696,029	441,178			1,076,266

TOTAL LIABILITIES	696,029	441,178			1,076,266

Total deficit:
Stockholders’ deficit:
Common stock	1,929	1,977	(1,977	)(a)	1,929
Discount on common stock	(500)	-	-		(500)
Additional paid-in capital	575,530	560,374	1,977	(a)	1,137,881
Common stock receivable	(408,087)	-			(408,087)
Accumulated other comprehensive expense	(5,615)	(125,071)			(130,686)
Accumulated deficit	(582,230)	(580,094)			(1,162,324)

Total stockholders’ deficit	(418,973)	(142,814)			(561,787)
Non-controlling interest	-	(1,466)			(1,466)

Total deficit	(418,973)	(144,280)			(563,253)
TOTAL LIABILITIES AND DEFICIT	$277,056	$296,898			$513,013

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ANVIA HOLDINGS CORPORATION INC.

PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATION

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2018

(Amount expressed in United States Dollars (“US$”), except for number of shares and stated otherwise)

	Historical	Historical	Pro forma	Pro Forma
	AHC	Egnitus Inc	Adjustment	Combined

Revenues, net	$145,597	$63,869		$209,466

Cost of revenue	(25,357)	(2,909)		(28,266)

Gross profit	120,240	60,960		181,200

Operating expenses:
General and administrative expenses	(263,737)	(425,077)		(688,814)

Total operating expenses	(263,737)	(425,077)		(688,814)

Loss from operation	(143,497)	(364,117)		(507,614)

Other Expenses
Changes in fair value of embedded conversion Option Liability	(76,000)	-		(76,000)
Interest expense	(217,006)	-		(217,006)
Impairment of goodwill	(62,277)	-		(62,277)

Total other expense	(355,283)	-		(355,283)

LOSS BEFORE INCOME TAXES	(498,780)	(364,117)		(862,897)

Income tax expense	-	-		-

NET LOSS	$(498,780)	$(364,117)		$(862,897)

Less: Net loss attributable to non-controlling interest	-	1,510		1,510

NET LOSS ATTRIBUTABLE TO THE COMPANY	$(498,780)	(362,607)		$(861,387)

Other comprehensive expense:
- Foreign currency translation loss	(5,338)	(14,387)		(19,725)

COMPREHENSIVE EXPENSE	$(504,118)	$(376,994)		$(881,112)

Other comprehensive loss attributable to non-controlling interests	-	141		141

TOTAL COMPREHENSIVE EXPENSE ATTRIBUTABLE TO THE COMPANY	$(504,118)	$(376,853)		$(880,971)

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ANVIA HOLDINGS CORPORATION

PRO FORMA NOTES TO CONDENSED FINANCIAL STATEMENTS

(Amount expressed in United States Dollars (“US$”), except for number of shares and stated otherwise)

NOTE 1 – EXCHANGE OF STOCK

1.1	Number of Shares.

The Shareholder agree to transfer to Acquirer at the Closing (defined below) 19,768,800 shares of common stock of Target, being all of the issued and outstanding common stock of Target, in exchange for an aggregate of 19,768,800 pre-split shares of voting common stock of Acquirer.

1.2	Exchange of Certificates.

The Shareholders shall surrender such certificate(s) in the aggregate amount of 19,768,800 shares representing all of the issued and outstanding common stock of Target to Acquirer, and shall receive in exchange a certificate or certificates representing the 19,768,800 shares of Acquirer’s common stock. The transfer of Target shares by the Shareholders shall be affected by the delivery to Acquirer at the Closing of certificates representing the transferred shares endorsed in blank or accompanied by stock powers executed in blank.

NOTE 2 – BASIS OF PRESENTATION

Due to the control of AHC and Egnitus Inc by a common director, the acquisition of Egnitus Inc represented a transaction among entities under common control. Pursuant to ASC 805-50-25, “Transactions Between Entities Under Common Control” and other SEC, the acquisition of Egnitus Inc was accounted for as a transaction among entities under common control and the assets, liabilities, revenues and expenses of Egnitus Inc were carried over to and combined with AHC at their carrying values, and as if the transaction occurred at the beginning of the period.

Although the Company is the legal acquirer, Egnitus Inc was considered the acquirer for accounting purposes as a common director obtained control of Egnitus Inc, prior to obtaining control of the Company on October 9, 2018. Egnitus Inc will comprise the ongoing operations of the combined entity and its senior management will serve as the senior management of the combined entity. Accordingly, the consolidated assets, liabilities and results of operations of Egnitus Inc will become the historical financial statements of Egnitus Inc, and AHC’s assets, liabilities and results of operations will be consolidated with Egnitus Inc beginning on the acquisition date. These pro forma financial statements are presented as a continuation of Egnitus Inc.

The pro forma balance sheet as of September 30, 2018 is based on the historical financial statements of AHC after giving effect to Egnitus Inc’s acquisition of AHC as a transaction among entities under common control and applying the assumptions and adjustments described in the notes to the pro forma financial statements as if such acquisition had occurred as of September 30, 2018 for the balance sheet for pro forma financial statements purposes.

The pro forma financial statements have been prepared by management for illustrative purposes only and are not necessarily indicative of the financial position or results of operations in future periods. The pro forma adjustments are based on the preliminary information available at the time of the preparation of this document and assumptions that management believes are reasonable. The pro forma financial statements, including the notes thereto, are qualified in their entirety by reference to, and should be read in conjunction with Egnitus Inc’s historical financial statements included elsewhere in this Amendment to the Current Statement on Form 8-K for the years ended December 31, 2017 and for the period ended September 30, 2018 as Exhibits filed with SEC herewith.

The pro forma financial statements do not purport to represent what the results of operations or financial position of the combined entity would actually have been if the merger had in fact occurred on September 30, 2018, nor do they purport to project the results of operations or financial position of the combined entity for any future period or as of any date.

These pro forma financial statements do not give effect to any restructuring costs or to any potential cost savings or other operating efficiencies that could result from the merger between Egnitus Inc and AHC since such amounts, if any, are not presently determinable.

NOTE 3 – PRO FORMA ADJUSTMENTS

The pro forma financial statements have been prepared as if the acquisition was completed on September 30, 2018 for combined balance sheet purpose and reflects the following pro forma adjustment(s):

To eliminate the paid-in capital of Egnitus Inc and related party transactions between AHC and Egnitus Inc.

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